================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                   SCHEDULE TO
                                  (Rule 13e-4)

          TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                          Crestline Capital Corporation
         (Name of Subject Company (Issuer) and Filing Person (Offeror))



                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                   226153 10 4
                      (CUSIP Number of Class of Securities)

                             Tracy M.J. Colden, Esq.
                    Senior Vice President and General Counsel
                          Crestline Capital Corporation
                              6600 Rockledge Drive
                                    Suite 600
                            Bethesda, Maryland 20817
                                 (240) 694-2000

                                 With a copy to:

                             Scott C. Herlihy, Esq.
                                Latham & Watkins
                            11400 Commerce Park Drive
                                    Suite 200
                             Reston, Virginia 20191
                                 (703) 390-0900
                    (Name, address, and telephone numbers of
                    persons authorized to receive notices and
                   communications on behalf of filing persons)

                           CALCULATION OF FILING FEE:
--------------------------------------------------------------------------------
     Transaction Valuation                   Amount of Filing Fee
     ---------------------                   --------------------

       Not Applicable
--------------------------------------------------------------------------------

[_] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid:                    Filing Party:
    Form or Registration No.:                  Date Filed:

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[_] third party tender offer subject to Rule 14d-1.

[X] issuer tender offer subject to Rule 13e-4.

[_] going-private transaction subject to Rule 13e-3.

[_] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

================================================================================

Items 1-11, 13.

    Not Applicable.



Item 12. Exhibits.

    (a)(5)(i) Text of press release issued by Crestline Capital Corporation on September 24, 2001.

                                  EXHIBIT INDEX

Exhibit
Number                     Description
------                     -----------

(a)(5)(i) Text of press release issued by Crestline Capital Corporation on September 24, 2001.